UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
_______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event
reported): February 5, 2013

Emerson Electric Co.
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(Exact Name of Registrant as Specified in Charter)

Missouri --------------------------- (State or Other Jurisdiction of Incorporation)	1-278 ------------------- (Commission File Number)	43-0259330 --------------------------- (I.R.S. Employer Identification Number)

8000 West Florissant Avenue St. Louis, Missouri ---------------------------------------------------- (Address of Principal Executive Offices)	63136 ------------------ (Zip Code)

Registrant’s telephone number, including area code:

(314) 553-2000
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           As previously reported, on February 5, 2013, Walter J. Galvin retired as a member of the Board of Directors and as Vice Chairman of Emerson Electric Co. (the “Company”).  In addition, R. L. Ridgway retired from the Board of Directors effective as of the election of Directors at the Company’s Annual Meeting of Stockholders on February 5, 2013 (the “Annual Meeting”).  Ms. Ridgway did not stand for re-election at the Company’s Annual Meeting in accordance with the requirement in the Company's Bylaws that an individual may not stand for election or re-election as a Director after the age of 72. The information provided in Item 5.02(e) of this Current Report on Form 8-K is hereby incorporated into this Item 5.02(b) by reference.

(e)           On February 5, 2013, the Company and Mr. Galvin entered into a letter agreement and related consulting agreement (summarized below and attached hereto as exhibits) in connection with his voluntary retirement.

Under the letter agreement, Mr. Galvin agreed to non-competition and non-solicitation provisions during the one year consulting term and for two years thereafter and reaffirmed his obligations under his existing non-competition agreements.  He will also remain subject to the Company’s Clawback Policy, which in some cases permits the Company to require reimbursement of annual or long-term incentive compensation paid to an executive officer in the event of a material restatement of the Company’s consolidated financial statements.  Mr. Galvin also agreed to certain confidentiality provisions and to release the Company from all claims related to his employment.

Subject to the terms of the applicable plans, Mr. Galvin will be eligible to receive his earned pension benefits under the Company's retirement and supplemental retirement plans and be eligible for distributions under the Company’s 401(k) plan and related non-qualified plan.  In addition, in accordance with the applicable stockholder-approved stock option plan’s retirement provisions, and as approved by the Company’s Compensation Committee, Mr. Galvin’s remaining unvested stock options vested on his retirement and any unexercised options may be exercised over five years (but not longer than the original term). The Company agreed to continue to pay for a leased automobile, financial planning, and existing club dues, but may terminate such payments at any time.

The consulting agreement provides for a term of one year, subject to the Company’s right to terminate in  certain cases.  Under the agreement, Mr. Galvin would provide services related to the Company’s governmental affairs and leadership programs, and would receive consulting fees of $41,667 per month and reimbursement of related expenses.  The consulting agreement also contains additional confidentiality, non-competition and non-solicitation provisions.

In recognition of Mr. Galvin’s retirement, the Company determined to make a charitable contribution in the amount of $500,000, in the names of the Company and Mr. Galvin, payable in five annual installments beginning in 2013.

Item 5.07. Submission of Matters to a Vote of Security Holders.

The final results for each of the matters submitted to a vote of stockholders at the Company’s 2013 Annual Meeting of Stockholders held on February 5, 2013 are as follows:

Proposal 1: The five Directors named in the Proxy Statement were elected by the stockholders, by the votes set forth in the table below:

Nominee	For	Withheld	Broker Non-Votes
C. A. H. Boersig	506,656,787	18,899,342	103,146,275
J. B. Bolten	518,495,904	7,060,225	103,146,275
M. S. Levatich	515,283,413	10,272,716	103,146,275
R. L. Stephenson	461,417,495	64,138,634	103,146,275
A. A. Busch III	510,251,587	15,304,542	103,146,275

Proposal 2: The Company’s executive compensation as described in the Proxy Statement was approved by the non-binding advisory votes of the stockholders set forth in the table below:

For	Against	Abstain	Broker Non-Votes
494,541,641	26,237,419	4,777,069	103,146,275

Proposal 3: The appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2013 was ratified by the stockholders, by the votes set forth in the table below:

For	Against	Abstain
621,240,623	5,707,253	1,754,528

Proposal 4: The proposal to approve an amendment to the Company’s Restated Articles of Incorporation to  declassify the Company’s Board of Directors as described in the Proxy Statement, which required the vote of 85% of outstanding shares for approval, was not approved by the stockholders, by the votes set forth in the table below:
For	Against	Abstain	Broker Non-Votes	% of Outstanding Shares Voting For
515,048,369	8,248,984	2,258,776	103,146,275	71.18%

Proposal 5: The stockholder proposal requesting the issuance of a sustainability report as described in the Proxy Statement was not approved by the stockholders, by the votes set forth in the table below:

For	Against	Abstain	Broker Non-Votes
161,062,144	267,134,521	97,359,464	103,146,275

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibits

10.1	Letter Agreement effective as of February 5, 2013 by and between Emerson Electric Co. and Walter J. Galvin.
10.2	Consulting Agreement made and entered into as of February 5, 2013 by and between Emerson Electric Co. and Walter J. Galvin.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERSON ELECTRIC CO. (Registrant)

Date: February 8, 2013	By:	/s/ John G. Shively
John G. Shively Assistant General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
10.1	Letter Agreement effective as of February 5, 2013 by and between Emerson Electric Co. and Walter J. Galvin.
10.2	Consulting Agreement made and entered into as of February 5, 2013 by and between Emerson Electric Co. and Walter J. Galvin.